Exhibit 99.2

For Immediate Release

OTSUKA PHARMACEUTICAL AND PDL BIOPHARMA CLOSE SALE OF IV BUSULFEX

Princeton, NJ, Tokyo, Japan and Redwood City, Calif., March 10, 2008 — Otsuka Pharmaceutical Co., Ltd. (OPC) and PDL BioPharma, Inc. (NASDAQ: PDLI) today announced the closing of the previously announced transaction under which Otsuka has acquired PDL’s rights to IV Busulfex® (busulfan), including trademarks, patents, intellectual property and related assets, for $200 million plus inventory value.

IV Busulfex is an oncologic product marketed and sold in the United States (U.S.) and Canada, and through distributors in a number of other countries.

Now that this transaction has closed, OPC will oversee the outsourced manufacturing of the product, while its U.S. affiliate, Otsuka Pharmaceutical Development & Commercialization, Inc. (OPDC), will investigate clinical studies for potential new indications for IV Busulfex.  Another OPC affiliate, Otsuka America Pharmaceutical, Inc. (OAPI), will market the product for its current indication in the United States.  OPDC was established in 2007 and OAPI was established in 1989 by Otsuka America, Inc. (OAI). Both OPDC and OAPI are wholly owned by OAI, which is the holding company for OPC’s interests in the U.S.  OAI is wholly owned by OPC.

INDICATION and IMPORTANT SAFETY INFORMATION

INDICATION:

IV Busulfex (busulfan) is indicated for use in combination with cyclophosphamide as a conditioning regimen prior to allogeneic hematopoietic progenitor cell transplantation (also referred to as blood or bone marrow transplantation or BMT) for chronic myelogenous leukemia (CML).

IMPORTANT SAFETY INFORMATION:

WARNING: Busulfex (busulfan) Injection is a potent cytotoxic drug that causes profound myelosuppression at the recommended dosage. It should be administered under the supervision of a qualified physician who is experienced in allogeneic hematopoietic stem cell transplantation, the use of cancer chemotherapeutic drugs, and the management of patients with severe pancytopenia. Appropriate management of therapy and complications is only possible when adequate diagnostic and treatment facilities are readily available. SEE “WARNINGS” SECTION OF FULL PRESCRIBING INFORMATION FOR INFORMATION REGARDING BUSULFAN-INDUCED PANCYTOPENIA IN HUMANS.

At the recommended dosage, IV Busulfex produced profound myelosuppression in all patients (i.e., severe granulocytopenia, thrombocytopenia, anemia, or a combination thereof). Frequent complete blood counts should be monitored during treatment and until recovery.  Hepatic veno-occlusive disease was diagnosed in 5/61 patients and was fatal in 2/5 cases.  Anticonvulsant prophylactic therapy should be administered prior to treatment.  Caution should be exercised in patients with a history of seizure disorder or head trauma or who are receiving other potentially epileptogenic drugs.  Bronchopulmonary dysplasia with pulmonary fibrosis is a rare but serious condition following chronic busulfan therapy. Women of childbearing potential should be advised to avoid becoming pregnant as busulfan may cause fetal harm.

The most common nonhematological adverse events were nausea (92% mild/moderate, 7% severe), stomatitis (71% grade 1-2, 26% grade 3-4), vomiting (95% mild/moderate), anorexia (64% mild/moderate, 21% severe), diarrhea (75% mild/moderate, 5% grade 3-4), insomnia (83% mild/moderate, 1% severe), and fever (78% mild/moderate, 3% life-threatening).(1)

Please see FULL PRESCRIBING INFORMATION, including Boxed WARNING for Busulfex (http://www.ivbusulfex.com/29932_PI.pdf).(1)

About Otsuka Pharmaceutical Co., Ltd.

Founded in 1964, Otsuka Pharmaceutical Co., Ltd. is a healthcare company with the mission statement: “Otsuka - people creating new products for better health worldwide.”  Otsuka researches, develops, manufactures and markets innovative, original products, focusing its core businesses on pharmaceutical products for the treatment of disease and consumer products for the maintenance of everyday health.  The Otsuka Pharmaceutical Group comprises 99 companies and employs approximately 31,000 people in 18 countries and regions worldwide.  Otsuka and its consolidated subsidiaries earned US $7.2 billion in consolidated annual revenues in fiscal 2006.  For additional information, please visit www.otsuka-global.com.

About Otsuka Pharmaceutical Development & Commercialization, Inc.

Otsuka Pharmaceutical Development & Commercialization (OPDC) is a globally focused organization that plays a leadership role in the research and development of Otsuka’s ethical healthcare products.  From initiation of the clinical program for a compound through high quality clinical studies, product positioning and global life cycle management, OPDC is the cornerstone of Otsuka’s global drug development and strategic commercial planning efforts.

About Otsuka America Pharmaceutical, Inc.

Otsuka America Pharmaceutical, Inc. (OAPI) is a successful, innovative, fast-growing healthcare company that commercializes Otsuka-discovered and other product opportunities in North America, with a strong focus on and commitment to neuroscience, cardiovascular and gastrointestinal treatments. OAPI is dedicated to improving patients’ health and the quality of human life.

Otsuka Pharmaceutical Development & Commercialization, Inc. and Otsuka America Pharmaceutical, Inc. are part of the Otsuka Pharmaceutical Group of companies.  For additional information, please visit www.otsuka.com.

About PDL

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life-threatening illnesses. For more information, please visit www.pdl.com.

References:

(1) IV Busulfex Website - http://www.ivbusulfex.com/

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc. and Busulfex is a registered U.S. trademark of PDL BioPharma, Inc.

Contacts:

Debra Kaufmann	Kathleen Rinehart
Otsuka America Pharmaceutical, Inc.	Corporate Communications
+1-240-683-3568	kathleen.rinehart@pdl.com
debra.kaufmann@otsuka.com	(650) 454-2543

Hideki Shirai	Jean Suzuki
Otsuka Pharmaceutical Co., Ltd.	Investor Relations
siraih@otsuka.jp	jean.suzuki@pdl.com
(650) 454-2648

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